Exhibit 99.1

NEWS RELEASE Media Contact: David W. Carter, dwcarter@magellanhealth.com, (860) 507-1909 Investor Contact: Renie Shapiro, rshapiro@magellanhealth.com, (877) 645-6464

MAGELLAN HEALTH SERVICES ANNOUNCES NEW

PHARMACY ORGANIZATION

- Kim M. Mageau appointed president of Magellan Pharmacy Solutions -

AVON, Conn. — October 10, 2011 — Magellan Health Services Inc. (NASDAQ: MGLN) announced today that it is creating a new pharmacy business unit to better align resources, identify synergies and best position the company to expand its presence in this dynamic marketplace.  Magellan Pharmacy Solutions will include two current business units: ICORE, the company’s specialty pharmaceutical management business, and Magellan Medicaid Administration (MMA), which supports state-sponsored pharmacy benefits programs.  Additionally, the company announced that Kim M. Mageau has been appointed president of this new operating unit.  She will report directly to Magellan president Karen S. Rohan.

“Magellan is recognized as an industry leader in helping our customers address one of the most important drivers of health care spend — pharmaceutical costs,” said Rohan.  “Given the dramatic changes that are transforming the pharmaceutical marketplace, we feel it’s the right time to leverage our demonstrated experience and expertise and put in place a new structure that will best support our strategy for growth.  Magellan Pharmacy Solutions will bring together all of our assets that are focused on pharmaceuticals and broaden our reach in the market to offer total drug management.  Kim Mageau has been an integral part of helping to shape our pharmacy business strategy, and her significant industry experience and track record of growing business and delivering results make her the right person to lead this new organization.”

“The pharmaceutical industry is in the midst of monumental change.  While traditional pharmacy costs have been trending negatively, specialty drugs — provider-administered drugs, in particular — continue to threaten the provision of affordable health care,” said Mageau.  “Magellan has been making significant investments in pharmaceutical management that give it a unique position to help shape products and services for the future.  I’m pleased at the opportunity to lead these combined businesses, which already are redefining the way that health care payors manage specialty pharmaceuticals and are recognized for providing high-quality, cost-effective programs for Medicaid customers across the country.  Our goal looking ahead is accelerating the delivery of total drug management into the marketplace and creating new opportunities to reach customers.  We have a seasoned management team and nearly 900 people who are focused on reinventing the future of pharmaceutical benefits management and finding the right solutions for our customers.”

Since joining Magellan in March 2011, Mageau has served as senior vice president for Drug Benefit Management Operations, leading a team creating a coordinated overall drug management strategy.  Prior to joining Magellan, Mageau served as president and interim chief executive officer, chief operating officer and chief financial officer of Prime Therapeutics LLC.

Mageau’s broad health care experience includes serving as a board member of Community Health Charities, a non-profit alliance of leading health care and research organizations, and as a board member of Ronald McDonald House Charities.  She is also a former member of the Board of Directors of Prime Therapeutics and the Pharmacy Care Management Association.

She received her law degree from the William Mitchell College of Law in St. Paul, Minn., and her B.S. in Accounting from the Carlson School of Business and Management at the University of Minnesota.

Magellan Health Services—55 Nod Road, Avon CT 06001—www.MagellanHealth.com

About Magellan Health Services:  Headquartered in Avon, Conn., Magellan Health Services Inc. is a leading specialty health care management organization with expertise in managing behavioral health, radiology and specialty pharmaceuticals, as well as public sector pharmacy benefits programs. Magellan delivers innovative solutions to improve quality outcomes and optimize the cost of care for those we serve.  Magellan’s customers include health plans, employers and government agencies, serving approximately 31.3 million members in our behavioral health business, 18.9 million members in our radiology benefits management segment, and five million members in our medical pharmacy management product.  In addition, the specialty pharmaceutical segment serves 41 health plans and several pharmaceutical manufacturers and state Medicaid programs.  The Company’s Medicaid Administration segment serves 25 states and the District of Columbia.  For more information, visit www.MagellanHealth.com.

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